EXHIBIT 10.35
AGREEMENT FOR PERFORMANCE STOCK AWARD
This Agreement for Performance Stock Award (the "Agreement") is made between FIRST FINANCIAL BANCORP., an Ohio corporation ("First Financial"), and /$ParticipantName$/ (the "Participant") who, as of /$GrantDate$/, which is the date of this Agreement (the "Grant Date"), is an employee of First Financial or a Subsidiary.
WHEREAS, First Financial maintains the First Financial Bancorp. 2020 Stock Plan (the "Plan"), and a Committee of the Board of Directors of First Financial designated in the Plan (the "Committee") approved the execution of this Agreement containing the Performance Stock Award to the Participant upon the terms and conditions set forth in this Agreement.
WHEREAS, a Prospectus is delivered to the Participant simultaneously with this Agreement and is attached as Appendix A.

NOW THEREFORE, in consideration of the mutual obligations contained herein, it is hereby agreed:
1.Award of Performance Stock. First Financial hereby issues to Participant as of the Grant Date an award of /$AwardsGranted$/ shares of restricted Stock, in consideration of services to be rendered and subject to achievement of certain performance goals as set forth herein (the “Award”).
2.Restrictions on Transfer. The shares of restricted Stock so received by the Participant pursuant to this Award and any additional shares attributable thereto received by the Participant as a result of any stock dividend, recapitalization, merger, reorganization or similar event are subject to the restrictions set forth herein and may not be sold, assigned, transferred, pledged or otherwise encumbered unless and until such restrictions lapse under the terms and conditions of the Plan and this Agreement.
3.Performance Period. The “Performance Period” as used in this Agreement shall mean the three year period that begins on January 1, 2020 and ends on December 31, 2020.
4.Vesting and Forfeiture.
a.General. Except as otherwise provided in this Agreement, the “Vesting Date” shall be /$LastVestDate$/. Provided the Participant remains in active employment with First Financial through the Vesting Date, the Committee shall determine the number of shares of restricted Stock that will become vested on the Vesting Date in accordance with, and subject to, Schedule 4 below.
Schedule 4
Performance Goal. The number of shares of restricted Stock that will become vested at the end of the Performance Period will be dependent upon the relative cumulative TSR and ROA achieved by First Financial during the Performance Period compared to KBW Regional Bank Index peers ("Peer Group"), as well as the earnings per share achieved by First Financial, as set forth in this Schedule 4. For purposes of this Agreement:
"TSR" means the Bloomberg-calculated change in market value of stock, plus reinvested dividends, of First Financial during the Performance Period.
"ROA" means the average of the SNL-calculated annual net income divided by total assets of First Financial.
Performance Level. Shares of restricted Stock will vest only if the Threshold Performance Level is achieved during the Performance Period: (i) TSR and ROA greater than or equal to the 25th percentile of the Peer Group and (ii) earnings per share are above $0. Both TSR and ROA contribute individually and equally to the payout such that performance below the 25th percentile on one measure individually does not prevent the second measure from generating payment for performance achieved at or above the 25th percentile. Notwithstanding any provision contained in this Agreement, earnings per share must be greater than $0 in order for any shares of restricted Stock to vest.
Vesting Percentage. The number of shares of restricted Stock that will become vested will be determined in accordance with the following table, by multiplying the total number of shares of restricted Stock subject to the Award by the Vesting Percentage in the table below that corresponds to the applicable Relative TSR and ROA Percentile in the table below achieved during the Performance Period. The Vesting Percentage for a Relative TSR and ROA Percentile between the percentiles listed below will be determined using linear interpolation.

Relative TSR and ROA Percentile (Equally weighted)*	Performance Level and Associated Vesting Percentage*
< 25th Percentile	None (0%)
25th Percentile	Threshold (50% of Target)
30th Percentile	30th Percentile (57.14% of Target)
40th Percentile	40th Percentile (71.43% of Target)
50th Percentile	50th Percentile (85.71% of Target)
60th Percentile	Target ([●] shares)
> 75th Percentile	Maximum (120% of Target)
* To achieve any Performance Level, earnings per share must also be greater than $0.

b.Certification of Award and Vesting. The Committee shall determine if the applicable performance goal or goals have been satisfied and the associated Performance Level and Associated Vesting Percentage achieved. Those shares of restricted Stock that vest upon achievement of the applicable performance goals as determined by the Committee will become vested on the Vesting Date. The portion of the Award that does not vest in accordance with this Schedule 4, and all of the Participant’s rights with respect to all shares of restricted Stock that are subject to such portion of the Award, shall be automatically forfeited as of the Vesting Date for no consideration.

c.Termination of Employment. Except as otherwise provided in Sections 4(d) through 4(e) below, if the Participant’s employment with First Financial and its Subsidiaries is terminated before the Vesting Date for any reason, voluntarily or involuntarily, whether by resignation, dismissal or otherwise, the Award and all of the Participant’s rights hereunder shall be automatically forfeited as of the date of such termination of employment for no consideration. A transfer of the Participant's employment between Subsidiaries or between any Subsidiary and First Financial will not be considered a termination of employment for purposes of this Agreement. Notwithstanding the foregoing, a Participant's employment will be considered terminated for purposes of this Agreement as of the date that the Participant's employing Subsidiary ceases to be a Subsidiary for any reason, unless prior to or as of such date the Participant's employment is transferred to First Financial or to a remaining Subsidiary.

d.Retirement, Death or Disability. If the Committee determines that, prior to the Vesting Date under Section 4(a) (as may be modified under Section 4(e)(i)), the Participant's employment terminated as a result of the Participant’s Retirement, Disability or death (each an "Early Termination", and the date of the Early Termination the “Early Termination Date”), the following provisions shall apply to the Award:
i.    The Award shall not become forfeited on the Early Termination Date and shall remain outstanding through the Vesting Date under Section 4(a);
ii.    On the Vesting Date, the Committee shall determine the number of shares of restricted Stock that will become vested in accordance with, and subject to, Schedule 4 above (for the avoidance of doubt, based on actual achievement of applicable performance goals during the entire Performance Period); and
iii.    The Award, to the extent vested in accordance with paragraph (ii) of this Section 4(d), will be further pro-rated based on the ratio of the number of the Participant’s completed full months of service during the Performance Period through the Early Termination Date to the total number of months in the Performance Period. The portion of the Award that does not vest in accordance with this Section 4(d) (after giving effect to the pro-ration under this paragraph), and all of the Participant’s rights with respect to all shares of restricted Stock that are subject to such portion of the Award, shall be automatically forfeited as of the Vesting Date for no consideration.
e.Qualifying Event in Connection with a Change in Control. If the Committee determines that prior to the Vesting Date under Section 4(a) or the Early Termination Date under Section 4(d), (i) there has been a Change in Control (as determined by the Committee in accordance with the terms of the Plan), and (ii) within 18 months following the Change in Control, the Participant’s employment with the Corporation or any of its Subsidiaries is terminated without Cause or by the Participant for Good Reason (each a “Qualifying Event,” and the date of the Qualifying Event the “Qualifying Event Date”), the following provisions shall apply to the Award:
(1)    The Performance Period shall end on the Qualifying Event Date, such date shall be the Vesting Date for purposes of this Agreement, and the Committee shall determine the Performance Level that has been achieved for the Performance Period as of the Qualifying Event Date based upon audited or unaudited financial information available;
(2)    If the Committee is unable to determine which Performance Level has been achieved as of the Qualifying Event Date, the Target Performance Level will be deemed to have been achieved on such date; and
(3)    The Award, to the extent vested in accordance with paragraphs (1) and (2) of this Section 4(e), will be further pro-rated based on the ratio of the number of completed days during the Performance Period through the Qualifying Event Date to the total number of days in the Performance Period (determined without regard to the provision in Section 4(c)(i) that causes an early termination of the Performance Period). The portion of the Award that does not vest in accordance with this Section 4(e) (after giving effect to the pro-ration under this paragraph), and all of the Participant’s rights with respect to all shares of restricted Stock that are subject to such portion of the Award, shall be automatically forfeited as of the Vesting Date for no consideration.

f.Plan Limitations. Notwithstanding anything herein to the contrary, Sections 4(d) through 4(e) above shall not apply if the Committee determines that applying any such Section would violate any restrictions under the Plan, including, without limitation, the restrictions under Section 3.4 of the Plan.
5.Clawback Provision. The shares of restricted Stock received by the Participant and any additional shares attributable thereto received by the Participant as a result of any stock dividend, recapitalization, merger, reorganization or similar event are subject to any First Financial clawback policy, as may be amended from time to time, and the clawback provisions in the Plan.
6.Issuance and Settlement of Stock Award.
a.Upon award of the restricted Stock to the Participant, shares of restricted Stock underlying the Award shall be evidenced by a book entry registration by First Financial for the benefit of the Participant. Each such registration will be held by First Financial or its agent. Any restricted Stock of First Financial resulting from any stock dividend, recapitalization, merger, reorganization or similar event will also be held by First Financial or its agent. All such Stock evidenced thereby will be subject to the forfeiture provisions, limitations on transferability and all other restrictions herein contained.
b.Subject to Section 7(c) and (d) below, all shares of restricted Stock which become vested pursuant to Section 4 will be released of all restrictions set forth in the Plan and this Agreement on the Vesting Date.
c.By accepting shares of restricted Stock, the Participant agrees not to sell shares at a time when applicable laws or First Financial's rules prohibit a sale. This restriction shall apply as long as the Participant is an employee, consultant or director of First Financial or a Subsidiary. The Participant agrees, if requested by First Financial, to hold such shares for investment and not with a view of resale or distribution to the public, and if requested by First Financial, the Participant must deliver to First Financial a written statement satisfactory to First Financial to that effect.
d.The Stock subject to this Award (including Stock that becomes vested in accordance with the terms of the Award) shall be subject to any applicable stock retention policies for the Participant as those policies may be amended from time to time.
7.Shareholder's Rights. Subject to the terms of this Agreement, during the Performance Period:
a.The Participant will have, with respect to the restricted Stock, the right to vote all shares of the restricted Stock received under or as a result of this Agreement, including shares which are subject to the restrictions on transfer in Section 2 and to the forfeiture provisions in Section 4 of this Agreement.
b.The Participant shall not be paid any cash dividends with respect to the restricted Stock until after the end of the Performance Period and the Vesting Date. On or after the Vesting Date, the Participant shall receive a cash payment (without interest) based on the dividends accumulated between the Grant Date and the Vesting Date on the shares of Stock (if any) that vested pursuant to Section 4. By way of example, when the Performance Period ends, if the Committee determines that the Performance Level results in a Vesting Percentage of 110% of the Award, Participant will be entitled to three years of accumulated dividends from the date of grant to the Vesting Date on 110% of the original Award. No dividends shall be paid to the Participant with respect to any shares of restricted Stock that are forfeited by the Participant or not earned.

c.Any dividends that become payable in accordance with this Section 7 with respect to an Award shall be paid on or after the Vesting Date, but in no event later than March 15th of the calendar year following the calendar year in which the Vesting Date occurs.
8.Regulatory Compliance. The issue of shares of restricted Stock and Stock will be subject to full compliance with all then-applicable requirements of law and the requirements of the exchange upon which Stock may be traded, as set forth in the Plan. Furthermore, First Financial shall have the right to refuse to issue or transfer any shares under this Agreement if First Financial, acting in its absolute discretion determines that the issuance or transfer of such Stock might violate any applicable law or regulation.
9.Withholding Tax. The Participant agrees that, in the event that the award and receipt of the restricted Stock or the expiration of restrictions thereon results in the Participant's realization of income which for federal, state or local income tax purposes is, in the opinion of counsel for First Financial, subject to withholding of tax at source by the Participant's employer, the Participant will pay to such Participant's employer an amount equal to such withholding tax or make arrangements satisfactory to First Financial regarding the payment of such tax (or such employer on behalf of First Financial may withhold such amount from Participant's salary or from dividends paid by First Financial on shares of the restricted Stock or any other compensation payable to the Participant). In addition, First Financial shall have the right to retain or sell without notice sufficient Stock to cover the amount of any such tax required to be withheld with respect to such Stock being issued or vested, remitting any balance to the Participant. Alternatively, if the Participant makes a proper Code Section 83(b) election, the Participant must notify First Financial in accordance with the requirements of Code Section 83(b) and promptly pay First Financial the applicable federal, state and local withholding taxes due with respect to the shares of restricted Stock subject to the election.
10.Investment Representation. The Participant represents and agrees that if he or she is awarded and receives the restricted Stock at a time when there is not in effect under the Securities Act of 1933 a registration statement pertaining to the shares and there is not available for delivery a prospectus meeting the requirements of Section 10(A)(3) of said Act, (a) he or she will accept and receive such shares for the purpose of investment and not with a view to their resale or distribution, (b) that upon such award and receipt, he or she will furnish to First Financial an investment letter in form and substance satisfactory to First Financial, (c) prior to selling or offering for sale any such shares, he or she will furnish First Financial with an opinion of counsel satisfactory to First Financial to the effect that such sale may lawfully be made and will furnish First Financial with such certificates as to factual matters as First Financial may reasonably request, and (d) that certificates representing such shares may be marked with an appropriate legend describing such conditions precedent to sale or transfer.
11.Federal Income Tax Election. The Participant hereby acknowledges receipt of advice that, pursuant to current federal income tax laws, (a) he or she has thirty (30) days in which to elect to be taxed in the current taxable year on the fair market value of the restricted Stock in accordance with the provisions of Internal Revenue Code Section 83(b), and (b) if no such election is made, the taxable event will occur upon expiration of restrictions on transfer at termination of the Performance Period and the tax will be measured by the fair market value of the restricted Stock on the date of the taxable event.
12.Adjustments. Except as otherwise provided in this Agreement, if, after the date of this Agreement, the Stock of First Financial is, as a result of a merger, reorganization, consolidation, recapitalization, reclassification, split-up, spin-off, separation, liquidation, stock dividend, stock split, reverse stock split, property dividend, share repurchase, share combination, share exchange, issuance of warrants, rights or debentures or other change in corporate structure of First Financial, increased or decreased or changed into or exchanged for a different number or kind of shares of stock or other securities of First Financial or of another First Financial, then:

a.there automatically will be substituted for each share of restricted Stock for which the Performance Period has not ended granted under the Agreement the number and kind of shares of stock or other securities into which each outstanding share is changed or for which each such share is exchanged; and
b.First Financial will make such other adjustments to the securities subject to provisions of the Plan and this Agreement as may be appropriate and equitable; provided, however, that the number of shares of restricted Stock will always be a whole number.
13.Nonsolicitation and Non-disclosure of Confidential Information.
a.Nonsolicitation of Clients. During the Participant's employment with First Financial or any Affiliated Companies (as defined below) and for a period of one year after Participant is no longer employed by any Affiliated Companies, Participant shall not, directly or indirectly, whether individually or as a shareholder or other owner, partner, member, director, officer, employee, independent contractor, creditor or agent of any person (other than for First Financial or any Affiliated Companies):
(i)Solicit (as defined below) any person or entity located in the Restricted Territory for the provision of any Restricted Services;
(ii)Solicit or attempt in any manner to persuade any Client of any Affiliated Company to cease to do business, to refrain from doing business or to reduce the amount of business which any Client has customarily done or contemplates doing with any of the Affiliated Companies; or
(iii)Interfere with or damage (or attempt to interfere with or damage) any relationship between any Affiliated Company and any Client.
i.Nonsolicitation of Employees; No Hire. During the Participant's employment with First Financial or any Affiliated Companies and for a period of one (1) year after Participant is no longer employed by First Financial or any Affiliated Companies, Participant shall not, directly or indirectly, whether individually or as a shareholder or other owner, partner, member, director, officer, employee, independent contractor, creditor or agent of any person (other than for any Affiliated Company):
(i)Solicit any employee, officer, director, agent or independent contractor of any Affiliated Company to terminate his or her relationship with, or otherwise refrain from rendering services to, any Affiliated Company, or otherwise interfere or attempt to interfere in any way with any Affiliated Company's relationship with any of its employees, officers, directors, agents or independent contractors; or
(ii)Hire, attempt to hire, employ or engage any person who, at any time within the two-year period immediately preceding such hire, or attempt to hire, employment or engagement, was an employee, officer or director of First Financial or Affiliated Company.
c.Non-disclosure of Confidential Information.
(i)During Participant's employment with First Financial or any Affiliated Company and after the termination of such employment for any reason, Participant shall not, without the prior written consent of the General Counsel of First Financial (or such person's designee) or as may be otherwise required by law or legal process, communicate or divulge any Confidential Information to any person or entity other than First Financial or an Affiliated Company, their employees, and those designated by First Financial or an Affiliated

Company, or use any Confidential Information except for the benefit of First Financial or an Affiliated Company. Upon service to Participant of any subpoena, court order or other legal process requiring Participant to disclose Confidential Information, Participant shall immediately provide written notice to First Financial of such service and the content of any Confidential Information to be disclosed.
(ii)Immediately upon the termination of Participant's employment with First Financial or an Affiliated Company for any reason, Participant shall return to First Financial or the applicable Affiliated Company all Confidential Information in Participant's possession, including but not limited to any and all copies, reproductions, notes, or extracts of Confidential Information in paper or electronic form.
c.Defined Terms. Unless otherwise defined in this Agreement, capitalized terms shall have the same meaning as that in the Plan. For purposes of this Agreement, the following terms shall have the meaning set forth below:
(i)"Affiliated Companies" shall mean First Financial, all of its direct or indirect subsidiaries, and any other entities controlled by, controlling, or under common control with First Financial, including any successors thereof, except that, following the consummation of a Change in Control, for purposes of Sections 13(a) and 13(b), Affiliated Companies shall be limited to First Financial and its Subsidiaries as of immediately prior to the consummation of such Change in Control.
(ii)“Client” shall mean the customers or clients of First Financial or any Affiliated Company and shall include any and all individuals, organizations, or business entities that: (a) were actual customers or clients of First Financial or any Affiliated Company during Grantee’s employment by First Financial or any Affiliated Company, or which were prospective customers of First Financial or any Affiliated Company during Grantee’s employment; and (b) with which or whom Grantee had contact or about whom Grantee obtained Confidential Information during the Term from First Financial or any Affiliated Company. For purposes of this definition, an individual, organization, or business entity is a “prospective” client or customer of First Financial or any Affiliated Company if the Grantee or any other First Financial or any Affiliated Company employee, officer or manager took steps to obtain or secure the business of the individual, organization, or business entity.
(iii)"Confidential Information" shall mean all trade secrets, proprietary data, and other confidential information of or relating to any Affiliated Company, including without limitation financial information, information relating to business operations, services, promotional practices, and relationships with customers, suppliers, employees, independent contractors, or other parties, and any information which any Affiliated Company is obligated to treat as confidential pursuant to any course of dealing or any agreement to which it is a party or otherwise bound, provided that Confidential Information shall not include information that is or becomes available to the general public and did not become so available through any breach of this Agreement by Participant or Participant's breach of a duty owed to First Financial.
(iv)"Restricted Services" shall mean any commercial banking, savings banking, mortgage lending, or any similar lending or banking services.
(v)"Restricted Territory" shall mean anywhere in the geographic area consisting of any county in which any of the Affiliated Companies operate banking offices at any time during the Participant’s employment with First Financial or any Affiliated Companies.

(vi)"Solicit" shall mean any direct or indirect communication of any kind whatsoever, regardless of by whom initiated, inviting, advising, persuading, encouraging or requesting any person or entity, in any manner, to take or refrain from taking any action; provided, however, that the term "Solicit" shall not include general advertisements by an entity with which Participant is associated or other communications in any media not targeted specifically at any specific individual described in Section 13(a) or 13(b).
c.Enforcement; Remedies; Blue Pencil. Participant acknowledges that: (i) the various covenants, restrictions, and obligations set forth in this Section 13 are separate and independent obligations, and may be enforced separately or in any combination; (ii) the provisions of this Section 13 are fundamental and essential for the protection of First Financial's and the Affiliated Companies' legitimate business and proprietary interests, and the Affiliated Companies (other than First Financial) are intended third-party beneficiaries of such provisions; (iii) such provisions are reasonable and appropriate in all respects and impose no undue hardship on Participant; and (iv) in the event of any violation by Participant of any of such provisions, First Financial and, if applicable, the Affiliated Companies, will suffer irreparable harm and their remedies at law may be inadequate. In the event of any violation or attempted violation of any provision of this Section 13 by Participant, First Financial and the Affiliated Companies, or any of them, as the case may be, shall be entitled to a temporary restraining order, temporary and permanent injunctions, specific performance, and other equitable relief, without any showing of irreparable harm or damage or the posting of any bond, in addition to any other rights or remedies that may then be available to them, including, without limitation, money damages and the cessation of the payment or provision of the issuance of stock awards as contemplated under Section 6. If any of the covenants set forth in this Section 13 is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such covenant shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability, and the remaining such covenants shall not be affected thereby.
14.Employment Claims. In return for the benefits that Participant may receive under this Agreement and for continued employment, Participant agrees not to commence any action or suit related to Participant's employment by First Financial or an Affiliated Company:
i.More than six months after the termination of Participant's employment, if the action or suit is related to the termination of Participant's employment; or
ii.More than six months after the event or occurrence on which Participant's claim is based, if the action or suit is based on an event or occurrence other than the termination of Participant's employment.
Participant agrees to waive any statute of limitations that is contrary to this Section 14.
15.Notices. Each notice relating to this Agreement must be in writing and delivered in person or by registered mail to First Financial at its office, 255 East Fifth Street, Suite 700, Cincinnati, Ohio 45202, attention of the Secretary, or at such other place as First Financial has designated by notice. All notices to the Participant or other person or persons succeeding to his or her interest will be delivered to the Participant or such other person or persons at the Participant's address as specified in a notice filed with First Financial.
16.Determinations of First Financial Final. Any dispute or disagreement which arises under, as a result of, or in any way relates to the interpretation or construction of this Agreement or the Plan will be determined by the Board of Directors of First Financial (or any successor corporation) or by the Committee, as determined by the Board of Directors of First Financial. The Participant hereby agrees to be bound by the terms of the Plan and accept any determination by the Board of Directors

(or the Committee, as applicable) in administering the Plan and this Agreement as final, binding and conclusive for all purposes.
17.Successors. All rights under this Agreement are personal to the Participant and are not transferable except that in the event of the Participant's death, such rights are transferable to the Participant's legal representatives, heirs or legatees. This Agreement will inure to the benefit of and be binding upon First Financial and its successors and assigns.
18.Obligations of First Financial. The liability of First Financial under the Plan and this Agreement is limited to the obligations set forth therein. No term or provision of the Plan or this Agreement will be construed to impose any liability on First Financial in favor of the Participant with respect to any loss, cost or expense which the Participant may incur in connection with or arising out of any transaction in connection therewith.
19.No Employment Rights. Nothing in the Plan or this Agreement or any related material shall give the Participant the right to continue in the employment of First Financial or any Subsidiary or adversely affect the right of First Financial or any Subsidiary to terminate the Participant's employment with or without Cause at any time.
20.Governing Law. This Agreement will be governed by and interpreted in accordance with the laws of the State of Ohio.
21.Plan. The Plan will control if there is any conflict between the Plan and this Agreement and on any matters that are not contained in this Agreement. A copy of the Plan has been provided to the Participant and is incorporated by reference and made a part of this Agreement. Capitalized terms used but not specifically defined in this Agreement will have the definitions given to them in the Plan.
22.Entire Agreement. This Agreement and the Plan supersede any other agreement, whether written or oral, that may have been made or entered into by First Financial and/or any of its Subsidiaries and the Participant relating to the shares of restricted Common Stock that are granted under this Agreement. This Agreement and the Plan constitute the entire agreement by the parties with respect to such matters, and there are no agreements or commitments except as set forth herein and in the Plan. The terms of this Agreement do not replace or supersede the terms of any agreement or incentive compensation arrangement the Participant is subject to that includes provisions concerning confidentiality, non-competition or non-solicitation by the Participant (a "non-solicitation agreement"). Any non-solicitation agreement that Participant is subject to shall remain in full force and effect as written without impact from this Agreement.
23.Captions; Counterparts. The captions in this Agreement are for convenience only and will not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in any number of counterparts, each of which will constitute one and the same instrument.

IN WITNESS WHEREOF, this Agreement for Performance Stock Award has been executed and dated by the parties hereto as of the day and year first above written.
FIRST FINANCIAL BANCORP.

By:
_______________________________
Archie M. Brown
Title:     Chief Executive Officer

/$ParticipantName$/
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[APPENDIX A]

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933, as amended.

PROSPECTUS